Exhibit 10.4

EXTENSION AGREEMENT

This Extension Agreement is entered into this 13th day of September, 2023 by and between CleanCore Solutions, Inc., its successors and assigns, (referred to as “Maker”) and Burlington Capital, LLC (hereinafter referred to as “Burlington”).

By mutual agreement, the attached Promissory Note (the “Note”) is hereby modified and extended as follows:

1. As of October 17, 2023, pursuant to the terms of the Note, Maker shall owe to Burlington the principal sum of Three Million Dollars ($3,000,000.00) and accrued interest in the amount of $210,000.00, resulting in a total unpaid balance of $3,210,000.00.

2. The total unpaid balance due under the Note shall bear interest from the date hereof until paid in full at the rate of ten percent (10%) per annum.

3. The maturity date of the Note shall be extended from October 17, 2023 until December 17, 2023, or upon the closing of the IPO, whichever is sooner, when a final payment of all unpaid principal and all accrued and unpaid interest shall be due and payable.

4. This Extension Agreement does not in any way satisfy or cancel the Note. Except as specifically amended hereby, all other terms of the Note remain in full force and effect.

5. Borrower and Burlington acknowledge and agree that in exchange for Burlington agreeing to extend the term of the Note, Maker agrees to extend the Measurement Period described in Section 1.5(d) of the CC Acquisition Corp. Asset Purchase Agreement dated October 17, 2022 to the date the total unpaid principal and interest due and owing under the Note is paid in full.

CLEANCORE SOLUTIONS, INC.		BURLINGTON CAPITAL, LLC

By:	/s/ Matthew Atkinson	By:	/s/ Lisa Roskens
	Matthew Atkinson		Lisa Roskens
	Chief Executive Officer		President and Chief Executive Officer